Exhibit 99.1

CardioTech International Inc. Closes $2.735 Million Private Placement with Institutional Investors

WILMINGTON, MA, December 22, 2004; CardioTech International, Inc. (AMEX:  CTE), announced today the closing of a $2,735,006 million private placement of its common stock with 7 institutional investors. The offering was priced at $2.40 per share resulting in an initial issuance of 1,139,586 shares of CardioTech’s common stock. The investors also received five-year warrants to purchase an additional 569,793 shares of common stock at an exercise price of $3.00 per share and additional investment rights to purchase 1,139,586 shares of CardioTech’s common stock at $2.40 per share during the period commencing on the closing date and ending 90 days after the effective date of a registration statement that we intend to file. CardioTech has undertaken to file such registration statement covering the common stock issued in the placement, the common stock underlying the warrants and the common stock underlying the additional investment rights.

Michael Szycher, PhD., CEO of CardioTech, commented, “This financing is an important step in the growth of CardioTech.  We believe that the financing represents a vote of confidence by the institutional investors in our Company, in our business plan and our management’s ability to execute on the plan.

About CardioTech

CardioTech International, Inc. maintains operations in Wilmington, Massachusetts, Plymouth, Minnesota and Rancho Santa Margarita, California. CardioTech focuses on developing, manufacturing and marketing devices to surgically treat cardiovascular disease. Current revenue sources for CardioTech include patented polyurethanes, contract manufacturing, and disposables used during cardiopulmonary bypass procedures. CardioTech is currently in human clinical trials with a synthetic coronary artery bypass graft that addresses a $1.5 billion annual market. Additionally, CardioTech has partnered with Implant Sciences and CorNova to develop a drug-eluting stent that addresses a $1 billion international market.

CardioTech believes that this release contains forward-looking statements that are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission.

Investor contact:
Aurelius Consulting Group:
Dave Gentry or Ed Sasso, 407/644-4256
dave@aurcg.com
http://www.runonideas.com